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                     January 10, 2022

       Jose Luis Cordova
       Chief Executive Officer
       Astrea Acquisition Corp.
       55 Ocean Lane Drive, Apt. 3021
       Key Biscayne, FL 33149

                                                        Re: Astrea Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 16,
2021
                                                            File No. 001-39996

       Dear Mr. Cordova:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Jeffrey M. Gallant,
Esq.